Exhibit 10.20
FORTREA HOLDINGS INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The Board of Directors of Fortrea Holdings Inc. (the “Company”) approved the following Non-Employee Director Compensation Policy (the “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of June 30, 2023 (the “Effective Date”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.
I.Applicable Persons
This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.
II.Equity Grant
All equity amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.
A.Annual Equity Grants
Annually, each Non-Employee Director shall be granted restricted stock units (“RSU”) with a market value as of the date of grant of $210,000 under the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”) on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders.
B.Initial Equity Grant for Newly Appointed or Elected Directors
Each new Non-Employee Director shall be granted restricted stock units (“RSU”) with a market value as of the date of grant of $210,000 under the Company’s 2023 Plan, pro-rated in year of initial election, at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election to the Board of Directors.
C.Terms for All Equity Grants
Unless otherwise specified by the Board of Directors or the Management Development and Compensation Committee at the time of grant, all equity granted under this Policy shall (i) vest 100% one year from the date of grant; (ii) vest 100% upon the consummation of a change-in-control; and (iii) contain such other terms and conditions as set forth in the form of RSU agreement approved by the Board of Directors or the Compensation Committee prior to the grant date. Subject to the continued service of each Non-Employee Director and unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each annual equity grant shall vest on the first anniversary of the date of grant and each initial equity grant shall vest on the one year anniversary date of grant.

III.Annual Fees

A.Amounts
Each Non-Employee Director serving on the Board of Directors and the Audit Committee, Management Development and Compensation Committee and/or Nominating, Corporate Governance and Compliance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors / Committee Chairs	Annual Retainer Amount for Directors and Chairs
Board of Directors	$90,000
Lead Independent Director	$40,000
Audit Committee Chair	$25,000
Management Development and Compensation Committee Chair	$20,000
Nominating, Corporate Governance and Compliance Committee Chair	$20,000
Except as otherwise set forth in this Policy, all Annual Fees shall be paid in cash.
B.Payments
Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board of Directors or a committee; and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board of Directors or a committee.
IV.Director Compensation Limits
The aggregate maximum value of compensation granted to any Non-Employee Director of the Company for such service in any one calendar year may not exceed $600,000 in total value; provided, that the Board of Directors may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances as the Board of Directors may determine in its sole discretion, as long as (i) the aggregate limit does not exceed $750,000 in total value during a fiscal year; and (ii) the Non-Employee Director receiving such additional compensation does not participate in the decision to award such compensation.
V.Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

VI.Amendments
The Management Development and Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.